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EXHIBIT 11

GOLDEN STATE VINTNERS, INC.

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

Basic and fully diluted earnings (loss) per share ("EPS") are determined as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2002	2001	2002	2001

Basic EPS Computation
Numerator:
Net income (loss)	$3,292	$3,047	$4,102	$2,703

Denominator:
Weighted average common shares	9,513	9,513	9,513	9,515

Basic EPS	$0.35	$0.32	$0.43	$0.28

Diluted EPS Computation
Numerator:
Net income (loss) and assumed conversions	$3,292	$3,047	$4,102	$2,703

Denominator:
Weighted average common shares outstanding	9,513	9,513	9,513	9,515
Stock options	—	170	—	232

Adjusted weighted average common shares	9,513	9,683	9,513	9,747

Diluted EPS	$0.35	$0.31	$0.43	$0.28

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  EXHIBIT 11
GOLDEN STATE VINTNERS, INC. STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS) (IN THOUSANDS, EXCEPT PER SHARE DATA)